Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100
www.cohu.com

Cohu Appoints Nina Richardson to its Board of Directors

POWAY, Calif., September 30, 2019 -- Cohu, Inc. (NASDAQ: COHU), a global leader in back-end semiconductor equipment and services, today announced that Nina Richardson has been appointed to the Cohu Board of Directors, effective October 1, 2019. Ms. Richardson will also serve on the Audit Committee. The appointment will increase the size of the Cohu Board of Directors to nine members.

Ms. Richardson has over 35 years of experience in engineering, manufacturing, sales, supply chain management and global operations. She has held executive positions in a variety of industry sectors including consumer electronics, technology, and manufacturing. Ms. Richardson served as Chief Operating Officer for GoPro from February 2013 to February 2015, delivering outstanding operational results and helping take the company public in 2014. She also previously held several executive positions of increasing responsibility at Flex, a global electronics and manufacturing service provider.

Ms. Richardson also serves as a director for Silicon Laboratories, Inc. and Resideo Technologies, Inc. In addition, she previously served as a director at Zayo Group Holdings, Inc., Callidus Software, Inc. and Silicon Graphics International Corp. She received her B.S. degree in industrial engineering from Purdue University and an executive M.B.A. from Pepperdine University.

“We are pleased to add Nina to Cohu’s Board of Directors. She is an outstanding global executive with diverse board of directors experience in technology businesses, and we look forward to benefiting from her insights and expertise as we execute our business growth strategy,” said James A. Donahue, Chairperson of the Board.

About Cohu:

Cohu (NASDAQ: COHU) is a global leader in back-end semiconductor equipment and services, delivering leading-edge solutions for the manufacturing of semiconductors and printed circuit boards. Additional information can be found at www.cohu.com.

Investor Contact:

Cohu, Inc.

Jeffrey D. Jones - Investor Relations

858-848-8106